---------------------------------------
                                    OMB Number: 3235-0058
                                    ---------------------------------------
                                    Expires:    March 31, 2006
                                    ---------------------------------------
                                    Estimated average burden
                                    ---------------------------------------
                                    hours per response . . . . . 2.50
                                    ---------------------------------------
                                                  SEC FILE NUMBER
                                    ---------------------------------------
                                                    CUSIP NUMBER
                                    ---------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one):  [   ]  Form 10-K  [   ] Form 20-F [   ] Form 11-K
              [ X ]  Form 10-Q  [   ]  Form N-SAR Form  [   } N-CSR

For Period Ended:   JUNE 30, 2004
                    -------------

[  ]  Transition Report on Form 10-K

[  ]  Transition Report on Form 20-F

[  ]  Transition Report on Form 11-K

[  ]  Transition Report on Form 10-Q

[  ]  Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________________________

--------------------------------------------------------------------------------
Read Instruction (on back page) Before Preparing Form. Please Print or Type.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
NOT APPLICABLE
--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

--------------------------------------------------------------------------------
COATES INTERNATIONAL, LTD
--------------------------------------------------------------------------------

Full Name of Registrant
--------------------------------------------------------------------------------
   NOT APPLICABLE
--------------------------------------------------------------------------------

Former Name if Applicable

2100 HIGHWAY #. 34 & RIDGEWOOD ROAD
--------------------------------------------------------------------------------

Address of Principal Executive Office (Street and Number)
--------------------------------------------------------------------------------

WALL TOWNSHIP, NEW JERSEY 07719
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reason described in reasonable detail in Part
             III of this form could not be eliminated without unreasonable effort or expense

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

             NOT APPLICABLE

SEC 1344 (07-03)

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REASONS REGISTRANT'S QUARTERLY REPORT ON FORM 10-QSB CANNOT BE FILED ON OR BEFORE AUGUST 14, 2004, THE PRESCRIBED DUE DATE, IS THAT THE REQUIRED FINANCIAL STATEMENTS TO BE INCLUDED IN REGISTRANT'S QUARTERLY REPORT CANNOT BE COMPLETED ON A TIMELY BASIS WITHOUT INCURRING UNREASONABLE EFFORT AND EXPENSE.

(Attach extra Sheets if Needed)

           PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Joseph J. Tomsek, Esq.                 (908)             429-0030
----------------------                -------         -----------------
(Name)                               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). Yes [ X ] No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ? Yes [ ] No [ X ]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             COATES INTERNATIONAL, LTD.
                             --------------------------
                             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2004                By: /s/ George J. Coates
      ---------------                  -----------------------
                                       George J. Coates, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

--------------------------------------------------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------